Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS, INC. REPORTS RECORD 2024 THIRD QUARTER RESULTS

New York, New York, November 6, 2024, Interparfums, Inc. (NASDAQ GS: IPAR) (“Interparfums” or the “Company”) today reported results for the third quarter and nine months ended September 30, 2024.

Financial Highlights: ($ in millions, except per share amounts)	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
Net Sales	$425	$368	15%	$1,091	$989	10%
Gross Margin	63.9%	63.9%	flat	63.6%	63.3%	+30 bps
Operating Income	$106	$87	22%	$239	$233	3%
Operating Margin	25.0%	23.7%	+130 bps	21.9%	23.5%	(160 bps)
Net Income attributable to IP	$62	$53	17%	$140	$142	(1%)
Diluted EPS	$1.93	$1.66	16%	$4.34	$4.42	(2%)
The average dollar/euro exchange rate for the 2024 third quarter was 1.10 compared to 1.09 in the 2023 third quarter, while for the first nine months of 2024, the average dollar/euro exchange rate was 1.09, compared to 1.08 in the first nine months of 2023, leading to a positive 0.4% and 0.2% foreign exchange impact for the third quarter and first nine months of 2024, respectively.

Operational Commentary

Jean Madar, Chairman & Chief Executive Officer of Interparfums noted, “Sales in the current third quarter were the highest for any quarter in our history led by the ongoing strength of the global fragrance market, solid performance of our largest brands, and the addition of our newest brands.

“Third quarter sales in our three largest markets, North America, Western Europe, and Asia/Pacific grew by 12%, 25% and 15%, respectively. Our sales in China are modest, but we are planning to ramp up our promotional programs next year, with the expectation to begin our measured expansion efforts into that country in 2026.

“Central and South America’s sales increased by 20% and Eastern Europe achieved comparable quarter sales growth of 23%, after a slow start earlier in the year due to supply constraints.

“During the summer months, we shipped initial orders for gift sets, resulting in successful sell-out and strong re-orders during the fall. Currently, our retail partners and distributors are replenished and well stocked in preparation for the holiday season. Historically, this program primarily catered to U.S.-based consumers; however, we are now experiencing higher demand across Europe and the Middle East. We anticipate healthy sell-out performance for the balance of the year.”

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Discussing the newest brands, Mr. Madar continued, “The Roberto Cavalli and Lacoste fragrance lines, which entered our sales mix in the beginning of the year, have been welcome additions to our portfolio, contributing 10% to our topline performance in the third quarter, giving us confidence that combined sales of these two brands will exceed $100 million in 2024.

“We are looking forward to a good final quarter and record results for the year. We have already received excellent feedback from both distributors and retailers on our 2025 new product pipeline, which is especially reassuring given that the fragrance market, while still robust, has somewhat moderated. For next year, we are expecting a softer landing with more sustainable growth rates than in prior years.

“While we are always on the lookout for additional brand opportunities, our broad-based existing portfolio, along with our expertise in advertising and promotion, product development, market intelligence, and global distribution, should continue to fuel record results in the coming years.”

Financial Commentary

Michel Atwood, Chief Financial Officer of Interparfums, shared, “Consolidated gross margin was unchanged from last year’s third quarter. The gross margin changes between our two segments were primarily driven by brand and channel mix.

“SG&A expenses grew 12% in the third quarter, slightly below our sales increase of 15%, leading to a 130 basis point reduction from the prior year as a percentage of sales. On a year-to-date basis, SG&A expenses were up 16%, or 190 basis points as a percentage of sales. During the third quarter, our Advertising and Promotion (“A&P”) expenditures grew 6% compared to the prior year period and represented 15.7% of net sales. On a year-to-date basis, A&P expenditures increased by 19%, representing 16.6% of net sales. After investing significantly in the first half, a portion of the A&P activities for European based operations planned for the third quarter was shifted into the fourth quarter to further strengthen our sell-out as we prepare for 2025. Similar to 2023, significant A&P spending is planned for the final quarter to ensure a successful holiday season.

“Once again, the amortization cost of the Lacoste license is included in SG&A and amounts to $1.6 million quarterly, totaling $4.8 million for the first nine months of 2024.”

Mr. Atwood continued, “The net outcome of these effects is an operating income of $106 million, up 22% from the third quarter of 2023. Operating margins were 25.0% for the current three month period, compared to 23.7% for the corresponding period in 2023. Our net income in the third quarter takes into account a foreign exchange loss of $4 million as compared to the third quarter in the prior period.

“Our financial position remains strong with $157 million in cash, cash equivalents and short-term investments, and working capital of $617 million. The third quarter saw a significant year-over-year improvement in net cash provided by operating activities where we delivered $76.1 million compared to $17.5 million in the prior year third quarter. Our efforts to convert more profit to free cash flow by reducing our inventories are beginning to bear fruit.”

Guidance

Mr. Atwood concluded, “With most of the year behind us and a clear picture of the balance of the year, we are once again affirming our 2024 guidance which calls for net sales of $1.45 billion and earnings per diluted share of $5.15.”

Initial full-year 2025 guidance is scheduled to be announced on Tuesday, November 12, 2024, after the market close.

Dividend

The Company’s regular quarterly cash dividend of $0.75 per share will be paid on December 31, 2024, to shareholders of record on December 16, 2024.

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Conference Call

Management will host a conference call to discuss financial results and business operations beginning at 11:00am ET on Thursday, November 7, 2024.

Interested parties may participate in the live call by dialing:

U.S. / Toll-free:  (877) 423-9820

International: (201) 493-6749

Participants are asked to dial-in approximately 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

The portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Lanvin and Rochas.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate, "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums' annual report on Form 10-K for the fiscal year ended December 31, 2023, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Inter Parfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Karin Daly
Chief Financial Officer		Investor Relations Counsel
(212) 983-2640		(212) 836-9623 / kdaly@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

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INTERPARFUMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

 (In thousands except share and per share data)

 (Unaudited)

ASSETS
	September 30, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$78,419	$88,462
Short-term investments	78,783	94,304
Accounts receivable, net	354,175	247,240
Inventories	412,758	371,859
Receivables, other	4,984	7,012
Other current assets	26,788	29,458
Income taxes receivable	533	691
Total current assets	956,440	839,026
Property, equipment and leasehold improvements, net	166,435	169,222
Right-of-use assets, net	25,471	28,613
Trademarks, licenses and other intangible assets, net	290,864	296,356
Deferred tax assets	19,742	14,545
Other assets	21,648	21,567
Total assets	$1,480,600	$1,369,329

LIABILITIES AND EQUITY
Current liabilities:
Loans payable - banks	$8,957	$4,420
Current portion of long-term debt	44,538	29,587
Current portion of lease liabilities	6,189	5,951
Accounts payable – trade	96,578	97,409
Accrued expenses	166,156	178,880
Income taxes payable	17,164	8,498
Total current liabilities	339,582	324,745
Long–term debt, less current portion	134,585	127,897
Lease liabilities, less current portion	21,304	24,517

Equity:
Interparfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	—	—
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 32,029,580 and 32,004,660 shares at September 30, 2024 and December 31, 2023, respectively	32	32
Additional paid-in capital	101,123	98,565
Retained earnings	762,826	693,848
Accumulated other comprehensive loss	(32,641)	(40,188)
Treasury stock, at cost, 9,981,665 and 9,981,665 shares at September 30, 2024 and December 31, 2023, respectively	(52,864)	(52,864)
Total Interparfums, Inc. shareholders’ equity	778,476	699,393
Noncontrolling interest	206,653	192,777
Total equity	985,129	892,170
Total liabilities and equity	$1,480,600	$1,369,329

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INTERPARFUMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

 (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Net sales	$424,629	$367,969	$1,090,821	$988,936

Cost of sales	153,469	132,962	396,519	362,568

Gross margin	271,160	235,007	694,302	626,368

Selling, general and administrative expenses	165,166	147,805	455,506	393,866

Income from operations	105,994	87,202	238,796	232,502

Other expenses (income):
Interest expense	1,978	2,397	5,726	7,030
Loss (gain) on foreign currency	3,355	(669)	3,085	(656)
Interest and investment loss (income)	254	(1,062)	(1,690)	(8,421)
Other loss (income)	1	(77)	(35)	(125)

	5,588	589	7,086	(2,172)

Income before income taxes	100,406	86,613	231,710	234,674

Income taxes	23,571	20,493	54,974	55,128

Net income	76,835	66,120	176,736	179,546

Less: Net income attributable to the noncontrolling interest	14,576	12,906	36,606	37,312

Net income attributable to Interparfums, Inc.	$62,259	$53,214	$140,130	$142,234

Earnings per share:

Net income attributable to Interparfums, Inc. common shareholders:
Basic	$1.94	$1.66	$4.37	$4.44
Diluted	$1.93	$1.66	$4.34	$4.42

Weighted average number of shares outstanding:
Basic	32,026	31,976	32,030	32,000
Diluted	32,266	32,124	32,266	32,149

Dividends declared per share	$0.750	$0.625	$2.250	$1.875

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